Exhibit 99.1

FOR IMMEDIATE RELEASE

STAR MARITIME ACQUISITION CORPORATION TO HOLD ITS
2006 ANNUAL MEETING BY MARCH 1, 2007

NEW YORK, NEW YORK, December 26, 2006 — Star Maritime Acquisition Corporation (the “Company”) (AMEX: SEA, SEA.WS) announced today that it has been granted an extension by the American Stock Exchange to hold its 2006 Annual Meeting no later than March 1, 2007.

The Company is a blank check company that was formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the shipping industry. The Company must complete a business combination on or prior to June 21, 2007, or December 21, 2007 if either a letter of intent, an agreement in principle or definitive agreement to complete a business combination has been executed on or prior to June 21, 2007.

In its request to AMEX for an extension, the Company advised AMEX that the reason for the delay in the 2006 Annual Meeting is since its initial public offering on December 16, 2005, its management and the board of directors have focused their efforts exclusively on identifying and selecting potential target(s) for a business combination, as the Company believes it is in the best interests of its stockholders for it to consummate a business combination at the earliest possible time. The Company further stated that the annual meeting is not only a time for presenting proposals to stockholders, but also a time when the Company can update shareholders on it business operations. At this time because the Company has no business operations, the Company believes that the need for such updates is obviated in this case.

About Star Maritime
Star Maritime Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other business combination in the shipping industry.

Forward Looking Statement
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

For Further Information please contact:

Company:	Investor Relations / Financial Media:
Star Maritime Acquisition Corp.
Prokopios (Akis) Tsirigakis
Chairman and Chief Executive Officer
103 Foulk Road
Wilmington, DE 19803
Tel. 302-656-1950
E-Mail: info@starmaritimecorp.com
www.starmaritimecorp.com
Capital Link, Inc. Nicolas Bornozis President 230 Park Avenue Suite 1536 New York, NY 10169 Tel. (212) 661-7566 E-mail: nbornozis@capitallink.com www.capitallink.com